exhibit 10.6.2

amendment to the

CINeRGY Corp. excess pension plan

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of December 31, 2008, as subsequently amended (the "Plan"), is hereby amended effective as of the close of business on February 2, 2010.

(1)            Explanation of Amendment

For purposes of clarity, the Plan is amended such that the benefit under the Plan will be calculated without regard to the early retirement provisions applicable to employees who terminate employment under the redeployment status opportunity provisions of the Cinergy severance opportunity plan.

(2)            Amendment

Section 4.2(b)(ii) of the Plan is amended in its entirety to read as follows:

"(ii)           "Unrestricted Benefit" means, for purposes of this Section 4.2, the monthly equivalent of the benefit to which the Participant would be entitled under the Cinergy Pension Plan, if that benefit had been determined without regard to the limitations imposed on qualified retirement plan benefits under Sections 415(b) and (e) of the Code, and the limitation imposed on qualified retirement plan compensation under Section 401(a)(17) the Code, except that, notwithstanding the foregoing:

(A)            Nonelective Contributions.  To the extent and only to the extent specified by the Committee, any nonelective employer contributions (other than matching contributions) made on behalf of a Participant under the Cinergy Corp. 401(k) Excess Plan during any applicable period shall be taken into account when calculating such Participant's Unrestricted Benefit.  The Committee from time to time, in its sole discretion, may designate other amounts that shall be taken into account when calculating a Participant's Unrestricted Benefit.

(B)            Accrued Vacation Pay.  A Participant's benefit under the Plan shall be calculated by (i) determining the Participant's Highest Average Earnings under the Cinergy Pension Plan by including Accrued Vacation Pay in Earnings when paid at the Participant's termination of employment, and (ii) without taking into account the provision in the Cinergy Pension Plan that provides that the Participant's Highest Average Earnings will be determined without regard to Accrued Vacation Pay, with the resulting amount, increased by the average annual Accrued Vacation Pay, if any, paid at the Participant's termination of employment.

(C)           No Rule of 85 Grow-In.  A Participant's benefit under the Plan shall be calculated without taking into account the special early retirement provisions in the Cinergy Pension Plan for employees who terminate employment under the redeployment status opportunity provisions of the Cinergy severance opportunity plan (i.e., in particular, the provision that permits an unreduced early retirement benefit for a Participant who (i) as of his applicable Severance from Service Date under the Cinergy Pension Plan had reached age 50, (ii) elected to defer receipt of his pension under the Cinergy Pension Plan to at least age 55, and (iii) the sum of his age at commencement of his benefit under the Cinergy Pension Plan and years of Service under the Cinergy Pension Plan equals or exceeds 85)."

IN WITNESS WHEREOF, Duke Energy Corporation has caused this Amendment to be executed effective as of the date specified below.

DUKE ENERGY CORPORATION

By:            /s/ JENNIFER L. WEBER____________________

Title:         Senior Vice President and Chief

                 Human Resources Officer

Date:        February 2, 2010